Exhibit 99.B(h)(3)(k)

AMENDMENT TO

SERVICES AGREEMENT

AMENDMENT made as of June 30, 2015, between Victory Capital Management Inc., (the “Client”) and Citi Fund Services Ohio, Inc. (formerly “BISYS Fund Services Ohio, Inc.”) (the “Service Provider”), to that certain Sub-Administration and Sub-Fund Accounting Agreement, dated July 1, 2006, between the Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Funds;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.                          Term.  The Client and Service Provider hereby agree to extend the Rollover Period as stated in Section 5 of the Agreement from June 30, 2015 until September 30, 2015.  For the avoidance of doubt the rest of the terms in Section 5 will remain in full force and affect.

2.                                      Representations and Warranties.

(a)                     The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

(b)                     Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.                          Miscellaneous.

(a)                  This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)                  Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael Policarpo

Name:	Michael Policarpo

Title:	CFO

Date:	7/5/15

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin

Name:	Jay Martin

Title:	President

Date:	7/1/15